UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      August 2, 2007

uVuMobile, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-26809	91-1962104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

3505 Koger Boulevard, Suite 400, Duluth, GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 279-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2007, uVuMobile, Inc. (the “Company”) filed an 8K announcing the termination of the employment agreements of its Executive Officers and certain other key employees. On August 2, 2007, the Board of Directors of the Company voted to offer employment to certain officers and key employees on an “at-will” basis. As more fully set forth below, based on the Company’s stated intent to pursue seeking Chapter 11 bankruptcy protection, those officers and key employees have agreed to defer all or a portion of their base salary during the transition period. The Company will seek permission from the bankruptcy court to pay these officers and key employees the deferred portion of their base salaries out of any available bankruptcy proceeds. Should the Company not elect to pursue bankruptcy protection, these officers and key employees will be paid their full base salaries as they are incurred.

The following Executive Officers and key employees have accepted employment with the Company on the following terms:

(1)
Mr. David Ross, Interim Chief Executive Officer and President - Mr. Ross’ annual base salary is $275,000. He has agreed to defer his base salary in its entirety during the transition period. The Company will continue to pay his benefits.

(2)
Mr. William Loughman, Chief Financial Officer - Mr. Loughman’s base salary is $240,000 less FICA. He has agreed to defer his base salary during the transition period and will be paid $4,000 per month effective September 1, 2007.

(3)
Mr. Tony Novia, Senior Vice President of Content - Mr. Novia’s annual base salary is $175,000. Mr. Novia has agreed to defer one-half of his base salary during the transition period. The Company will continue to pay his benefits.

(4)
Mr. Scott Hughes, Chief Technology Officer - Mr. Hughes’ annual base salary is $160,000. Effective September 1, 2007, Mr. Hughes has agreed to defer one-half of his base salary during the transition period. The Company will continue to pay his benefits.

(5)
Ms. Tracy Caswell, General Counsel and Corporate Secretary - Ms. Caswell’s base salary is $190,000. She has agreed to defer one-half of her base salary during the transition period. The Company will continue to pay her benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

uVuMobile, Inc

Dated: August 6, 2007	By:	/s/ William J. Loughman
Name: William J. Loughman
Title: Chief Financial Officer